Exhibit 99.1

AMEDISYS ACQUIRES HOME CARE AGENCIES

ACQUISITION OF HOME CARE OPERATIONS ALLOWS COMPANY TO

INCREASE MARKET PRESENCE IN SOUTHEAST LOUISIANA

BATON ROUGE, Louisiana (August 7, 2003) – Amedisys, Inc. (Nasdaq: “AMED” or “the Company”), one of America’s leading home health nursing companies, today announced that it has purchased two home care agencies trading under the name Metro Home Health. The purchase price was approximately $8 million.

The agencies operate in the suburban areas of Southeast Louisiana, including the greater New Orleans metropolitan area. Louisiana is one of the eleven states in the southeastern U.S. where Amedisys is a leading provider of home nursing care.

“We are very pleased to complete this acquisition, which will allow us to increase our market presence in this area,” stated William F. Borne, Chairman and Chief Executive Officer of Amedisys, Inc. “The addition of Metro, and its highly regarded management team, will allow Amedisys, Inc. the opportunity to dominate this market.”

“The newly acquired agencies in Louisiana should contribute $17 million to $18 million to our annualized revenues, and should be accretive to net income by $0.03 to $0.04 in 2003, and by $0.07 to $0.10 in 2004,” continued Mr. Borne.

“The purchase price comprised of $6 million in cash at closing, $1 million in a three-year note subject to performance requirements, and 163,000 shares of Amedisys, Inc. common stock, subject to one year restriction on sales. The Company funded the transaction without recourse to external finance sources, as Cash and Cash Equivalents totaled over $12 million at June 30, 2003.”

The Company also announced that it completed a smaller acquisition effective July 1, 2003. This acquisition, of an agency operating in the market surrounding Fort Smith, Arkansas, complements the Company’s existing operations in eastern Oklahoma. The agency was acquired from Van Buren H.M.A. Inc., and marks the Company’s entry into the State of Arkansas.

“Amedisys intends to continue executing its strategy of pursuing external growth opportunities in the current environment,” concluded Mr. Borne.

Further information will be provided on the teleconference call scheduled for August 12, 2003 at 10:00 a.m. ET.

Amedisys, Inc., a leading provider of home health nursing services, is headquartered in Baton Rouge, Louisiana. The Company had approximately $129 million in revenue in 2002. Its common stock trades on the Nasdaq Stock Market under the symbol “AMED”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on this Company can be found on the World Wide Web

http://www.amedisys.com

Contact:	Amedisys, Inc.	EURO RSCG Life NRP
	Chief Financial Officer	Investors/Media
	Greg Browne	John Capodanno
	225.292.2031	212.845.4258
	gbrowne@amedisys.com	john.capodanno@nrp-euro.com